Exhibit  3.4

                            CERTIFICATE OF AMENDMENT

                                  TO BYLAWS OF

                                 VSOURCE,  INC.

     The undersigned, being the Secretary of Vsource, Inc., a Nevada corporation, hereby certifies that Section 6, Article II of the bylaws of this corporation was amended, effective April 18, 2000, by the board of directors to provide in its entirety as follows:

          "Section 6. The holders of a majority of the the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the articles of incorporation; provided, however, that in no case shall such quorum be less than 33 1\3 percent of the outstanding shares of the common voting stock. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified."

     IN  WITNESS  WHEREOF,  the  undersigned  has  set  forth  his  hand.

Date: 4/26/00                                 /s/  Sandford  Waddell
                                            -----------------------------
                                            Sandford  Waddell,  Secretary


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